SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) February 21, 2002 (February 21, 2002)




                         CHESAPEAKE ENERGY CORPORATION
                        -------------------------------
             (Exact name of Registrant as specified in its Charter)


         Oklahoma                  1-13726                  73-1395733
------------------------------------------------------------------------------
(State or other jurisdiction (Commission File No.)(IRS Employer Identification
      of incorporation)                                        No.)


        6100 North Western Avenue,  Oklahoma City,  Oklahoma     73118
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              (Address of principal executive offices)         (Zip Code)


                                (405) 848-8000
------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

         Chesapeake Energy Corporation ("Chesapeake") issued a Press Release on February 21, 2002. The following was included in the Press Release:

            CHESAPEAKE ENERGY CORPORATION POSTS STRONG 2001 RESULTS:
                  CASH FLOW, EBITDA AND PRODUCTION SET RECORDS

 Company Reports Fourth Quarter 2001 Net Income Available to Common Shareholders
      of $41 Million, Cash Flow of $113 Million and Ebitda of $138 Million on Revenue of $177 Million and Production of 41 Bcfe

   Company Reports Full-Year 2001 Net Income Available to Common Shareholders
      of $215 Million, Cash Flow of $522 Million and Ebitda of $620 Million on Revenue of $969 Million and Production of 161 Bcfe

Chesapeake today reported its financial and operating results for the fourth quarter of 2001 and for the full-year 2001. For the fourth quarter of 2001, Chesapeake generated net income available to common shareholders of $41.3 million ($0.23 per fully diluted common share), operating cash flow of $112.7 million ($0.62 per fully diluted common share), and ebitda (operating cash flow plus interest expense) of $138.0 million on revenue of $177.1 million.

The company's fourth quarter 2001 net income available to common shareholders included a $9.9 million risk management loss (a non-cash item related to the application of SFAS 133 to certain of the company's commodity hedging contracts), a $10.1 million impairment of certain equity investments (primarily RAM Energy, Inc. common stock), and a $27.0 million gain from selling the company's Canadian subsidiary. The combined after-tax income related to these items was $5.4 million, or $0.03 per fully diluted common share.

Production for the fourth quarter of 2001 was 41.4 billion cubic feet of natural gas equivalent (bcfe), comprised of 36.5 billion cubic feet of natural gas (bcf) (88%) and 0.81 million barrels of oil (mmbo) (12%). Gas production increased 28.0% from the fourth quarter of 2000 as overall production rose 27.5%. Production also increased by 1.5% compared to the third quarter of 2001. Average prices realized during the fourth quarter of 2001 were $24.07 per barrel of oil
(bo) and $3.88 per thousand cubic feet of natural gas (mcf), for a gas equivalent price of $3.90 per thousand cubic feet of natural gas equivalent
(mcfe). Hedging activities increased fourth quarter 2001 realizations by $6.27 per bo and $1.62 per mcf, for a total revenue increase of $64.3 million ($1.55 per mcfe).

The table below summarizes Chesapeake's key statistics during the 2001 fourth quarter and compares them to the 2001 third quarter and the fourth quarter of 2000:

                                                                Three
                                                                Months
                                                                Ended
                                                     12/31/01  9/30/01  12/31/00
                                                     --------  -------  --------
Average daily production (in mmcfe)                     450       443      353
Gas as % of total production                             88        86       88
Natural gas production (in bcf)                        36.5      36.6     28.5
Average realized gas price ($/mcf)                     3.88      4.34     4.90
Oil production (in mbbls)                               807       705      652
Average realized oil price ($/bbl)                    24.07     27.37    28.93
Natural gas equivalent production (in bcfe)            41.4      40.8     32.5
Gas equivalent realized price ($/mcfe)                 3.90      4.36     4.89
General and administrative costs ($/mcfe)               .10       .08      .11
Production taxes ($/mcfe)                               .04       .17      .24
Lease operating expenses ($/mcfe)                       .47       .47      .41
Interest expense ($/mcfe)                               .61       .59      .67
DD&A of oil and gas properties ($/mcfe)                1.16      1.15      .82
Operating cash flow ($ in millions)                   112.7     125.1    114.4
Operating cash flow ($/mcfe)                           2.72      3.07     3.52
Ebitda ($ in millions)                                138.0     149.2    136.3
Ebitda ($/mcfe)                                        3.34      3.66     4.19
Net income to common shareholders ($ in millions)      41.3      65.0    82.5*

*Excludes $265.0 million related to the reversal of a deferred tax valuation allowance recorded in the fourth quarter of 2000.

               Chesapeake Reports Excellent Full-Year 2001 Results

For the full-year 2001, Chesapeake generated net income available to common shareholders of $215.4 million ($1.25 per fully diluted common share), operating cash flow of $521.6 million ($3.00 per fully diluted common share), and ebitda (operating cash flow plus interest expense) of $619.9 million on revenue of $969.1 million.

The company's net income available to common shareholders included $84.8 million of risk management income (a non-cash item related to the application of SFAS 133 to certain of the company's commodity hedging contracts), a $10.1 million impairment of certain equity investments (primarily RAM Energy, Inc. common stock), a $27.0 million gain from selling the company's Canadian subsidiary, a $3.4 million cost for an unused standby credit facility associated with the acquisition of Gothic Energy Corporation, and a $46.0 million extraordinary after-tax loss on the early extinguishment of debt. The combined after-tax income related to these items was $14.2 million, or $0.09 per fully diluted common share.

Production for 2001 was 161.5 bcfe, comprised of 144.2 bcf (89%) and 2.88 mmbo (11%). Gas production increased 24.5% from 2000's levels as overall production rose 20.3%. Average prices realized during 2001 were $26.92 per bo and $4.56 per mcf, for a gas equivalent price of $4.56 per mcfe. Hedging activities increased 2001 realizations by $2.75 per bo and $0.68 per mcf, for a total revenue increase of $105.4 million ($0.65 per mcfe).

The table below summarizes Chesapeake's key statistics during 2001 and compares them to the two prior years' results:

                                                           Year Ended
                                                  12/31/01  12/31/00 12/31/99
                                                  --------  -------- --------
Average daily production (in mmcfe)                   442      367     366
Gas as % of total production                           89       86      81
Natural gas production (in bcf)                     144.2    115.8   108.6
Average realized gas price ($/mcf)                   4.56     3.36    1.97
Oil production (in mbbls)                           2,880    3,068   4,147
Average realized oil price ($/bbl)                  26.92    26.39   16.01
Natural gas equivalent production (in bcfe)         161.5    134.2   133.5
Gas equivalent realized price ($/mcfe)               4.56     3.50    2.10
General and administrative costs ($/mcfe)             .09      .10     .10
Production taxes ($/mcfe)                             .20      .19     .10
Lease operating expenses ($/mcfe)                     .47      .37     .35
Interest expense ($/mcfe)                             .61      .64     .61
DD&A of oil and gas properties ($/mcfe)              1.07      .75     .71
Operating cash flow ($ in millions)                 521.6    304.9   137.9
Operating cash flow ($/mcfe)                         3.23     2.27    1.03
Ebitda ($ in millions)                              619.9    391.2   218.9
Ebitda ($/mcfe)                                      3.84     2.92    1.64
Net income to common shareholders ($ in millions)   215.4   188.7*    16.6

*Excludes $265.0 million related to the reversal of a deferred tax valuation allowance recorded in the fourth quarter of 2000.

       Chesapeake Reports Attractive 2001 Finding Costs, Excellent Reserve Replacement Ratio and Record Level of Proved Oil and Natural Gas Reserves

Chesapeake began 2001 with proved reserves of 1,355 bcfe and during the year produced 161 bcfe, acquired 648 bcfe, sold 150 bcfe, discovered 271 bcfe and ended the year with 1,780 bcfe, an increase of 31%. Reserve replacement during the year was 364%. This strong operating performance occurred even though the company recorded negative reserve revisions of 183 bcfe, of which 27 bcfe resulted from well performance changes while 156 bcfe resulted from sharply lower oil and gas prices at year-end 2001 compared to year-end 2000. In general, lower year-end oil and gas prices (which under SEC rules must be held flat for all future years) reduce the projected economic life and therefore reduce the recoverable reserves of proved producing properties and make certain proved undeveloped locations (PUD's) uneconomic to drill.

Reserve additions through acquisitions totaled 648 bcfe at a cost of $1.12 per mcfe and reserve additions through drilling were 271 bcfe at a cost of $1.53 per mcfe. Excluding revisions related to lower oil and gas prices, 2001 overall finding costs were $1.27 per mcfe. Chesapeake's estimated future net cash flows discounted at 10%, or PV-10, were $1.65 billion as of year-end 2001 using NYMEX pricing of $19.84 per bo and $2.74 per mcf. If the company's reserves were calculated using oil and natural gas pricing of $20.00 per bo and $3.50 per mcf, PV-10 would increase to $2.28 billion and proved reserves would increase to 1,827 bcfe.

       Chesapeake's Hedging Program Proves to be One of Industry's Best -
                    Gains for 2001- 03 May Reach $300 Million

In contrast to many other oil and natural gas producers, Chesapeake views oil and natural gas pricing volatility as an inherent risk of its business and attempts to understand and manage this risk as it does other business risks. By hedging when prices are at very high historical levels, Chesapeake believes that it can lock in long term rates of return that are superior to those that can be earned by passively accepting volatile market prices. During 2001 Chesapeake demonstrated that its program of actively managing pricing risk was one of the most successful in the industry, resulting in a revenue increase of $105 million. Furthermore, Chesapeake expects to record additional revenue from its hedging program of approximately $150 million in 2002 and $45 million in 2003 if oil and natural gas prices remain at current levels. This added revenue should provide Chesapeake with a significant competitive advantage during a year when other independent producers are significantly decreasing their drilling budgets and oilfield service companies are steadily reducing the cost of drilling. For additional details on the company's hedging positions, please refer to the Outlook Information section at www.chkenergy.com.

                  Chesapeake Updates Progress on its Numerous
                        High-Impact Exploration Projects

During the past three years, Chesapeake has assembled one of the best onshore U.S. natural gas exploration inventories in the industry, having invested $110 million in land and 3-D seismic during this period and having doubled its geological and geophysical professional staff. As a result, Chesapeake has built an exploration program in 2002 that should expose it to more than 1,000 bcfe of unbooked potential reserves. These prospects were generated by the company's exploration staff, have an average depth of 19,000 feet and have been delineated using detailed subsurface geological analysis and 3-D seismic. In addition, Chesapeake believes it has industry-leading deep drilling expertise onshore in the U.S. and that it is presently conducting the deepest drilling campaign in the U.S. This deep drilling effort is highlighted by the Cat Creek 1-19 well in Beckham County, Oklahoma, which is currently drilling below 23,000 feet toward a projected total depth of 25,000 feet.

In addition, the company has substantial upside exposure to a high-potential oil exploration project in Colombia, operated by Seven Seas Petroleum Corporation (AMEX: SEV). In 2001, Chesapeake invested $22.5 million in Seven Seas' 12% senior secured notes and received warrants for an approximate 20% equity stake in Seven Seas. Chesapeake's investment in Seven Seas is being used to drill the 18,000' Escuela #2 well, which was spud in early December 2001 and is drilling below 11,900' toward a test of the Subthrust Dindal structure underneath the Guaduas Field. The Subthrust Dindal structure covers more than 50,000 acres and has estimated reserve potential of greater than one billion barrels of oil, thereby making it one of the largest undrilled oil prospects in the western hemisphere.

                 Management Summary and Three-Year Track Record

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Chesapeake's terrific year in 2001 resulted from a series of key management decisions involving product strategy (we favored gas over oil), geographic strategy (we concentrated in the Mid-Continent where our economies of scale provide unusually high returns on investment), business strategy (we proved adept at both drilling and acquiring) and risk management strategy (we successfully hedged). The results of these decisions are reflected not only in our 2001 results, but also in our three-year results from year-end 1998 through 2001. During this period, Chesapeake believes its track record of value added growth has been one of the best in the independent exploration and production business:

o Production increased from 130 bcfe in 1998 to 161 bcfe in 2001, a compound annual growth rate (CAGR) of 7%;

o Proved reserves increased from 1,091 bcfe in 1998 to 1,780 bcfe in 2001, a CAGR of 18%;

o Three-year reserve replacement ratio was 261% and finding costs averaged only $1.05 per mcfe in adding over 1,536 bcfe through acquisitions and drilling;

o Ebitda increased from $183 million in 1998 to $620 million in 2001 and cash flow grew from $115 million in 1998 to $522 million in 2001, CAGRs of 50% and 66%, respectively;

o Net income available to common shareholders during the three-year period totaled $686 million and shareholders' equity increased by $1.015 billion; and

o Gains from hedges entered into during 2000 and 2001 should reach $300 million during a time when most other energy companies failed to take advantage of oil and natural gas pricing volatility.

"During these three years of exceptional achievement, Chesapeake has become the second largest producer of natural gas in the Mid-Continent, among the ten largest independent gas producers in the U.S. and one of the most profitable producers of natural gas in the industry. We believe the combination of our successful product and geographic strategies, our value-added risk management strategy, our balanced acquisition and drilling programs, our high quality assets and our low operating costs will enable Chesapeake to continue delivering one of the industry's best track records of value creation in the years to come."

                           Conference Call Information

Chesapeake's management invites your participation in a conference call tomorrow morning, February 22 at 8:00 a.m. CST to discuss the contents of this release. Please call 913-981-5519 between 7:50 and 8:00 a.m. CST on February 22 if you would like to participate in the call. For those unable to participate, the call will also be available over the Internet by visiting our home page at www.chkenergy.com and clicking on the link under Shareholder Information or by going directly to www.ccbn.com. In addition, a replay of the call will also be available by calling 719-457-0820 between 11:00 a.m. CST Friday, February 22 through midnight Thursday, March 7. The passcode for this call is 502603.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)

TWELVE MONTHS ENDED:                                          December 31, 2001      December 31, 2000
                                                              $           $/mcfe             $       $/mcfe
                                                           -----------  ----------   ----------    --------
REVENUES:
  Oil and gas sales                                           735,529        4.56       470,170         3.50
  Risk management income                                       84,789        0.52          -             -
  Oil and gas marketing sales                                 148,733        0.92       157,782         1.18
                                                              -------      ------      --------      -------
    Total revenues                                            969,051        6.00       627,952         4.68
                                                              -------      ------      --------      -------
OPERATING COSTS:
  Production expenses                                          75,374        0.47        50,085         0.37
  Production taxes                                             33,010        0.20        24,840         0.19
  General and administrative                                   14,449        0.09        13,177         0.10
  Oil and gas marketing expenses                              144,373        0.89       152,309         1.14
  Depreciation, depletion, and amortization
   of oil and gas properties                                  172,902        1.07       101,291         0.75
  Depreciation and amortization of other assets                 8,663        0.06         7,481         0.05
                                                              -------      ------      --------      -------
    Total operating costs                                     448,771        2.78       349,183         2.60
                                                              -------      ------      --------      -------

INCOME FROM OPERATIONS                                        520,280        3.22       278,769         2.08
                                                              -------      ------      --------      -------

OTHER INCOME (EXPENSE):
  Interest and other income                                     2,877        0.02         3,649         0.03
  Interest expense                                            (98,321)      (0.61)      (86,256)       (0.64)
  Impairment of investment in securities                      (10,079)      (0.06)         -             -
  Gain on sale of Canadian subsidiary                          27,000        0.17          -             -
  Gothic standby credit facility cost                          (3,392)      (0.02)         -             -
                                                              -------      ------      --------       ------
    Total other income (expense)                              (81,915)      (0.50)      (82,607)       (0.61)
                                                              -------      ------      --------      -------


Income Before Income Taxes and
  Extraordinary Item                                          438,365        2.72       196,162         1.47
Income Tax Expense (Benefit)                                  174,959        1.09      (259,408)       (1.93)
                                                              -------      ------      --------      -------

INCOME BEFORE EXTRAORDINARY ITEM                              263,406        1.63       455,570         3.40

EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
    applicable income tax                                     (46,000)      (0.28)         -             -
                                                              -------       -----      --------       ------

NET INCOME                                                    217,406        1.35       455,570         3.40


Preferred Stock Dividends                                      (2,050)      (0.02)       (8,484)       (0.07)
Gain on Redemption of Preferred Stock                            -            -           6,574         0.05
                                                              -------      ------      --------       ------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                   215,356       1.33        453,660         3.38
                                                              =======      =====       ========       ======


                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS (CONT'D.)
                       ($ in 000's, except per share data)
                                   (unaudited)

TWELVE MONTHS ENDED:                                         December 31, 2001           December 31, 2000
                                                             -----------------           -----------------
                                                            $            $/mcfe              $       $/mcfe
                                                         ------------  ----------    ----------    --------
Earnings per Common Share - Basic
  Income Before Extraordinary Item, Risk
    Management Income, Impairment of Equity
    Investments, Gain on Sale of Canadian
    subsidiary and Gothic Standby Credit Facility
    Costs (4)                                                   1.24                       3.52
  Risk Management Income,  Impairment of Equity
    Investments, Gain on Sale of Canadian subsidiary
    and Gothic Standby Credit Facility Costs  (4)               0.37                       -
  Extraordinary Item                                           (0.28)                      -
                                                         ------------                   -------
Net Income                                                      1.33                       3.52
                                                         ============                   =======

Earnings Per Common Share - Assuming Dilution
  Income Before Extraordinary Item, Risk
    Management Income, Impairment of Equity
    Investments, Gain on Sale of Canadian
    subsidiary and Gothic Standby Credit Facility               1.16                       3.01
    Costs (4)
  Risk Management Income, Impairment of Equity
    Investments, Gain on Sale of Canadian
    subsidiary and Gothic Standby Credit Facility
    Costs (4)                                                   0.35                       -
  Extraordinary Item                                           (0.26)                      -
                                                         ------------                   -------
Net Income                                                      1.25                       3.01
                                                         ============                   =======

Average Common Shares and Common -
  Equivalent Shares Outstanding
  Basic                                                      162,362                    128,993
  Diluted (1)                                                173,981                    151,564

Operating Cash Flow (2)                                      521,612         3.23       304,934          2.27


EBITDA(3)                                                    619,933         3.84       391,190          2.92

Thousands of barrels of oil (mbbl)                             2,880         -6%          3,068
Millions of cubic feet of gas (mmcf)                         144,171         25%        115,771
Millions of cubic feet of gas equivalents (mmcfe)            161,451         20%        134,179
Mmcfe per day                                                    442         20%            367

Average price/barrel                                        $  26.92          2%       $  26.39
Average price/mcf                                           $   4.56         36%       $   3.36
Average gas equivalent price/mcfe                           $   4.56         30%       $   3.50

1. Earnings per share assuming dilution for the years ended December 31, 2001 and 2000 include the effect of dilutive stock options, the effect of the assumed conversion of all preferred stock as of the beginning of the period, and 2001 includes the effect of dilutive warrants.

2. Income before income taxes and extraordinary item, depreciation, depletion and amortization, risk management income, impairment of investment in securities, Gothic standby credit facility cost, and gain on sale of Canadian subsidiary.

3. Earnings before income taxes and extraordinary item, interest expense, depreciation, depletion and amortization, risk management income, impairment of investment in securities, Gothic standby credit facility cost, and gain on sale of Canadian subsidiary.

4.   All items are shown on an after-tax basis.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in 000's, except per share data)
                                   (unaudited)

THREE MONTHS ENDED:                                          December 31, 2001           December 31, 2000
                                                           $            $/mcfe               $      $/mcfe
                                                        ------------  -----------    ----------   --------
REVENUES:
  Oil and gas sales                                         161,339          3.90       158,685          4.89
  Risk management income                                     (9,926)        (0.24)          -              -
  Oil and gas marketing sales                                25,662          0.62        51,961          1.60
                                                            -------   -----------    ----------       -------
    Total revenues                                          177,075          4.28       210,646          6.49
                                                            -------   -----------    ----------       -------
OPERATING COSTS:
  Production expenses                                        19,441          0.47        13,263          0.41
  Production taxes                                            1,661          0.04         7,709          0.24
  General and administrative                                  4,335          0.10         3,580          0.11
  Oil and gas marketing expenses                             25,036          0.61        49,726          1.53
  Depreciation, depletion, and amortization
   of oil and gas properties                                 47,998          1.16        26,704          0.82
  Depreciation and amortization of other assets               2,709          0.06         1,930          0.06
                                                            -------   -----------    ----------       -------
    Total operating costs                                   101,180          2.44       102,912          3.17
                                                            -------   -----------    ----------       -------

INCOME FROM OPERATIONS                                       75,895          1.84       107,734          3.32
                                                            -------   -----------    ----------       -------

OTHER INCOME (EXPENSE):
  Interest and other income                                   1,493          0.03           (77)         -
  Interest expense                                          (25,344)        (0.61)      (21,899)        (0.68)
  Impairment of investment in securities                    (10,079)        (0.24)          -             -
  Gain on sale of Canadian subsidiary                        27,000          0.65           -             -
                                                            -------  ------------    ----------       -------
    Total other income (expense)                             (6,930)        (0.17)      (21,976)        (0.68)
                                                           --------  ------------    ----------       -------

Income Before Income Taxes and
  Extraordinary Item                                         68,965          1.67        85,758          2.64
Income Tax Expense (Benefit)                                 26,340          0.64      (262,287)        (8.08)
                                                           --------   -----------     ----------      -------

INCOME BEFORE EXTRAORDINARY ITEM                             42,625          1.03       348,045         10.72

EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
    applicable income tax                                       -              -             -             -
                                                            -------   ----------      ---------       -------

NET INCOME                                                   42,625          1.03       348,045         10.72


Preferred Stock Dividends                                    (1,322)        (0.03)         (570)        (0.01)
Gain on Redemption of Preferred Stock                           -             -             -             -
                                                            -------  ------------     ---------       -------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                  41,303          1.00       347,475         10.71
                                                            =======   ============    =========       =======


                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS (CONT'D.)
                       ($ in 000's, except per share data)
                                   (unaudited)


THREE MONTHS ENDED:                                             December 31, 2001          December 31, 2000
                                                               $          $/mcfe               $     $/mcfe
                                                            ----------  ----------     ----------  --------
Earnings per Common Share - Basic
  Income Before Extraordinary Item, Risk
    Management Income, Impairment of
    Equity Investments, and Gain on Sale
    of Canadian subsidiary (4)                                   0.22                        2.28
  Risk Management Income, Impairment of Equity
    Investments and Gain on Sale of Canadian
    subsidiary(4)                                                0.03                          -
  Extraordinary Item                                               -                           -
                                                           ----------                  ----------
Net Income                                                       0.25                        2.28
                                                           ==========                  ==========

Earnings Per Common Share - Assuming Dilution
  Income Before Extraordinary Item, Risk
    Management Income, Impairment of
    Equity Investments, and Gain on Sale
    of Canadian subsidiary (4)                                   0.20                        2.12
  Risk Management Income, Impairment of Equity
    Investments, and Gain on Sale of Canadian
    subsidiary (4)                                               0.03                          -
  Extraordinary Item                                            -                              -
                                                           ----------                  ----------
Net Income                                                       0.23                        2.12
                                                           ==========                  ==========

Average Common Shares and Common -
  Equivalent Shares Outstanding
  Basic                                                      164,616                      152,533
  Diluted (1)                                                182,725                      164,520

Operating Cash Flow (2)                                      112,677         2.72         114,392          3.52


EBITDA(3)                                                    138,021         3.34         136,291          4.20

Thousands of barrels of oil (mbbl)                               807         24%              652
Millions of cubic feet of gas (mmcf)                          36,537         28%           28,544
Millions of cubic feet of gas equivalents (mmcfe)             41,379         27%           32,456
Mmcfe per day                                                    450         27%              353

Average price/barrel                                       $   24.07        -17%        $   28.93
Average price/mcf                                          $    3.88        -21%        $    4.90
Average gas equivalent price/mcfe                          $    3.90        -20%        $    4.89

1. Earnings per share assuming dilution for the three months ended December 31, 2001 and 2000 includes the effect of dilutive stock options, the effect of the assumed conversion of all preferred stock as of the beginning of the period, and 2001 includes the effect of dilutive warrants.

2. Income before income taxes and extraordinary item, depreciation, depletion and amortization, risk management income, impairment of investment in securities, and gain on sale of Canadian subsidiary.

3. Earnings before income taxes and extraordinary item, interest expense, depreciation, depletion, amortization, risk management income, impairment of investment in securities, and gain on sale of Canadian subsidiary.

4.   All items are shown on an after-tax basis.

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                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (in 000's)
                                   (unaudited)




                                                     December 31,   December 31,
                                                        2001           2000

Cash and cash equivalents                          $   116,794     $    3,500
Other current assets                                   238,717        163,426
                                                  --------------   ----------
     TOTAL CURRENT ASSETS                              355,511        166,926
                                                  --------------   ----------

Property and equipment (net)                         1,785,581        896,171
Investment in Gothic Corporation common stock          -              126,434
Deferred tax asset                                      66,781        229,823
Other assets                                            72,023         21,072
                                                  ------------     ----------

 TOTAL ASSETS                                       $2,279,896     $1,440,426
                                                  ============     ==========

Current liabilities                               $    167,509     $  162,701
Long-term debt                                       1,329,453        944,845
Revenue and royalties due others                        12,696          7,798
Other long-term liabilities                              3,831            -
Deferred income tax liability                             -            11,850
                                                  ------------     ----------
     TOTAL LIABILITIES                               1,513,489      1,127,194

 STOCKHOLDERS' EQUITY                                  766,407        313,232
                                                  ------------     ----------

 TOTAL LIABILITIES & STOCKHOLDERS' EQUITY         $  2,279,896     $1,440,426
                                                  ============     ==========

 COMMON SHARES OUTSTANDING                             164,742        153,030

ITEM 9. REGULATION FD DISCLOSURE

The following was included in the Press Release:

                  Chesapeake Updates Full Year 2002 Forecasts,
                      Cap-Ex Budget and Balance Sheet Goals

The following forecasts and estimates revise and replace in their entirety previous projections last updated on December 4, 2001. The company's forecasts and estimates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Furthermore, these projections do not reflect the potential impact of unforeseen events that may occur subsequent to the issuance of this release.

The company's current 2002 guidance projects production of 166-170 bcfe (87% gas), up from previous projections of 162-166 bcfe. Chesapeake projects per mcfe lease operating expenses of $0.50-0.55, production taxes of $0.18-0.22 (down from $0.20-0.24), interest expense of $0.62-0.67, general and administrative costs of $0.10-0.11 and DD&A of oil and gas properties of $1.15-1.25 (down from $1.20-1.30). The company expects its 2002 tax rate to average 40%, of which virtually all should be deferred.

Chesapeake's drilling, land and seismic cap-ex budget for 2002 is currently projected to be approximately $300 million, compared to previous estimates for 2002 of $250-275 million and compared to $400 million in 2001. Based on expected lower costs and greater efficiency in the service industry, the company expects that its 25% smaller budget in 2002 will likely result in more footage drilled in 2002 than in 2001. Chesapeake will fund its planned $300 million drilling, land and seismic cap-ex budget from its cash flow from operations, which is currently expected to exceed $325 million. In addition, the company has $130 million of cash on hand and has an undrawn $225 million revolving bank credit facility.

Chesapeake does not budget for acquisitions because of the inability to predict when properties attractive to the company will become available for purchase. However, Chesapeake believes that it will have the opportunity to acquire high-quality properties in 2002 at attractive prices. The company enjoyed an excellent year in 2001 with its acquisitions, investing $724 million through 160 acquisitions to acquire 648 bcfe of proved reserves.

Chesapeake funded its $724 million in acquisitions by issuing $174 million in common and preferred stock and funded the remaining $550 million using excess operating cash flow, cash on hand and the issuance of long term debt. The company's two key balance sheet goals remain unchanged: reduce debt on a relative, or debt per mcfe, basis, and ensure the company's average debt maturity is more than five years. Currently, the company's average debt maturity is 8.8 years and its long-term debt (net of cash) is $1.21 billion. With Chesapeake's proved reserves at 1,780 bcfe, net debt per mcfe is $0.68. This key measure of the company's success in deleveraging its balance sheet has improved four consecutive years and Chesapeake expects continued reduction in debt per mcfe to occur in 2002.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. They are based on our historical operating trends, our existing commodity hedging position and our current estimate of proved reserves. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For example, statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Factors that could cause actual operating and financial results to differ materially from expected results include the volatility of oil and gas prices, our substantial indebtedness, our commodity price risk management activities, the cost and availability of drilling and production services, our ability to replace reserves, the availability of capital, uncertainties inherent in evaluating our own reserves and the reserves we acquire, drilling and operating risks and other risk factors described in the company's 2000 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Chesapeake Energy Corporation is one of the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.

With the filing of this report on Form 8-K, we are posting the same information on our web site at www.chkenergy.com. We caution you that our outlook is given as of February 21, 2002 based on currently available information, and that we are not undertaking any obligation to update our estimates as conditions change or other information becomes available.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      CHESAPEAKE ENERGY CORPORATION

                                      By: /s/ Aubrey K. McClendon
                                          -----------------------------------
                                                 Aubrey K. McClendon
                                              Chairman of the Board and
                                               Chief Executive Officer
Dated:  February 21, 2002
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